Exhibit 99.1

28040 West Harrison Parkway Valencia, CA 91355-4162 Tel (661) 257 6060 Fax (661) 257 6415

FOR IMMEDIATE RELEASE

TAITRON ANNOUNCES QUARTERLY CASH DIVIDEND

LOS ANGELES, California – July 31, 2020 – Taitron Components Incorporated (NASDAQ:TAIT) today announced that its Board of Directors has declared a quarterly cash dividend of $0.035 per share of common stock, payable on August 31, 2020 to stockholders of record as of the close of business on August 14, 2020. Under our revised dividend policy, the Company will now target a cash dividend to our stockholders in the amount of $0.14 per share per annum, payable in equal $0.035 per share quarterly installments.

Subsequent dividend declarations and the establishment of record and payment dates for such future dividend payments, if any, are subject to the Board of Directors' continuing determination that the dividend policy is in the best interests of the Company's stockholders. The dividend policy may be suspended or cancelled at the discretion of the Board of Directors at any time.

About Taitron Components

Taitron, based in Valencia, California, is the "Discrete Components Superstore." The Company distributes a wide variety of transistors, diodes and other discrete semiconductors, optoelectronic devices and passive components to electronic distributors, contract electronic manufacturers (CEMs) and original equipment manufacturers (OEMs), who incorporate them into their products. In addition, Taitron provides value-added engineering and turn-key services for our existing OEM and CEM customers and providing them with original design and manufacturing services for their multi-year turn-key projects.

Safe Harbor Statement

Statements contained in this release that state the Company’s or its management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The Company wishes to caution readers that all forward-looking statements are necessarily speculative and not to place undue reliance on forward-looking statements, which speak only as of the date made, and to advise readers that actual results could vary due to a variety of risks and uncertainties, some of which are discussed in the Company’s Annual Report on Form 10-K under the caption “Risk Factors” and elsewhere in reports the Company files with the Securities and Exchange Commission. Except as required by law, the Company undertakes no obligation to update forward-looking statements.

CONTACTS:

Taitron Components Incorporated

David Vanderhorst – ph 661-257-6060